Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES B PREFERRED STOCK
OF CHARAH SOLUTIONS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

CHARAH SOLUTIONS, INC., a Delaware corporation, certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Special Committee of the Board of Directors duly approved and adopted on November 14, 2022 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1.       Designation and Amount; Ranking.

(a)         There shall be created from the 50,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series B Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 30,000 shares.  Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company (or any other Redeeming Party), or converted into shares of Common Stock, shall be cancelled, shall revert to authorized but unissued shares of Preferred Stock and shall not be reissued except as permitted under Section 3(b)(ii).

(b)          The Preferred Stock, with respect to rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Series A Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”); (ii) senior in all respects to all Junior Stock; (iii) on a parity in all respects with all Parity Stock; and (iv) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2.       Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“Applicable Treasury Rate” shall mean the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Change of Control Redemption Date or the date of the Liquidation Event, as applicable, of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Change of Control Redemption Date or the date of the Liquidation Event, as applicable, to the First Call Date; provided, however, that if the period from the Change of Control Redemption Date or the date of the Liquidation Event, as applicable, to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“As-Converted Preferred Stock” shall have the meaning set forth in Section 3(g).

“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

“BCP Group” shall mean BCP Energy Services Fund-A, LP, a Delaware limited partnership, BCP Energy Services Fund, LP, a Delaware limited partnership, Charah Holdings LP, a Delaware limited partnership, Charah Preferred Stock Aggregator, LP, a Delaware limited partnership, and, in each case, any Affiliate of the foregoing entities.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of Louisiana or the State of Kentucky shall not be regarded as a Business Day.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Company.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 9(b)(i).

“Change of Control” shall mean the occurrence of any of the following:

(i)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation, which is covered by subsection (ii) below), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person;

(ii)        the consummation of any transaction (including, without limitation, pursuant to a merger or consolidation), the result of which is that any Person becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Company; provided, however, solely for purposes of this subsection (ii), a “Person” shall include, in connection with a direct merger of a publicly traded entity with the Company, the shareholders of such publicly traded entity with whom the Company merges; or

(iii)       any event which constitutes a “Change of Control” under (A) the CHRA Credit Agreement or (B) any indenture of the Company or future senior notes or credit facilities of the Company having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, and in each case such “Change of Control” is not waived by the lenders pursuant to the CHRA Credit Agreement or the applicable credit agreement or the holders of such notes pursuant to the applicable credit documentation associated therewith.

Notwithstanding the foregoing, unless a member of the BCP Group purchases all or substantially all of the Company’s assets in a transaction or a series of related transactions approved by the Company’s Board of Directors, no acquisition or disposition of Capital Stock by a member of the BCP Group shall constitute a Change of Control.

“Change of Control Redemption Date” shall have the meaning set forth in Section 7(a).

“Change of Control Redemption Notice” shall have the meaning set forth in Section 7(c).

“Change of Control Redemption Price” shall have the meaning set forth in Section 7(b).

“CHRA Credit Agreement” shall mean that certain Credit Agreement, dated as of November 9, 2021 by and among the Company, the Borrowers (as defined therein), the Guarantors (as defined therein) and the Lenders (as defined therein) from time to time a party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as in effect on the date hereof (including as amended by that certain Amendment No. 1, dated as of August 15, 2022, and as further amended, supplemented or otherwise modified on or prior to the date hereof) and as may be further amended, restated, renewed, supplemented, refunded, replaced or refinanced as permitted pursuant to Section 3(b)(vi) and Section 3(c)(i).

“CHRA Credit Modification” shall have the meaning set forth in Section 3(b).

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock shall mean, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  In the absence of such a quotation, the Closing Sale Price shall be an amount determined by the Board of Directors to be the fair market value of a share of Common Stock.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Company” shall mean Charah Solutions, Inc., a Delaware corporation.

“Company Optional Conversion Date” shall have the meaning set forth in Section 5(c).

“Company Optional Conversion Notice” shall have the meaning set forth in Section 5(b).

“Company Redemption Date” shall have the meaning set forth in Section 6(b).

“Company Redemption Notice” shall have the meaning set forth in Section 6(b)(ii).

“Company Redemption Preference” shall have the meaning set forth in Section 6(b)(i).

“Company Redemption Price” shall have the meaning set forth in Section 6(b)(i).

“Conversion Date” shall mean the Optional Conversion Date and the Company Optional Conversion Date, as applicable.

“Conversion Price” shall mean an amount equal to $1.74, as may be adjusted pursuant to Section 5(f).

“Conversion Rate” shall have the meaning set forth in Section 5(a).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“Event of Default” shall mean the occurrence of any of the following:

(a)        The failure of the Company to redeem or offer to redeem any share of the Preferred Stock for a cash purchase price equal to the Optional Redemption Price or Change of Control Redemption Price pursuant to Section 6 or Section 7, as applicable;

(b)       The Company takes any action referred to in Section 3 without first obtaining the required consent or approval of the requisite Holders as specifically set forth therein;

(c)        The Company fails to perform or observe any other term, covenant or agreement contained in the Certificate of Incorporation, the bylaws of the Company, the Stockholders’ Agreement or this Certificate of Designations; or

(d)        Any event which constitutes an event of default under (i) the CHRA Credit Agreement or (ii) any indenture of the Company or future senior notes or credit facilities of the Company having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, and such “event of default” is not waived by the lenders pursuant to the CHRA Credit Agreement or the applicable credit agreement or the holders of such notes pursuant to the applicable credit documentation associated therewith.

“Ex-Date” shall mean when used with respect to any issuance of or distribution in respect of the Common Stock or any other securities, the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business consistent with past practice.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others and (f) all Capital Lease Obligations of such Person.

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company.

“Liquidation Event” shall have the meaning set forth in Section 4(a).

“Liquidation Event Preference” shall mean, with respect to each share of Preferred Stock, an amount in cash equal to the greater of (i) 100% of the Liquidation Preference and (ii) the Closing Sale Price of the Common Stock on the date of the Liquidation Event multiplied by the amount of Common Stock such Holder would be entitled to receive if such Holder’s Preferred Stock were converted into Common Stock immediately prior to the Liquidation Event.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $1,000.00.

“Market Value” shall mean the Average VWAP during a 20 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date of determination.

“Material Acquisition” shall mean any acquisition of all or substantially all of the assets of, or all of the Equity Interests (other than directors’ qualifying shares) in a Person or division or line of business of a Person in respect of which the aggregate consideration exceeds $5,000,000.

“Material Disposition” shall mean any sale, transfer or other disposition, directly or indirectly, by the Company or any consolidated Subsidiary of the Company to any Person other than the Company or a consolidated Subsidiary of the Company of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business, including receivables sold or contributed under an accounts receivable securitization facility) in one or a series of related transactions in respect of which the aggregate consideration exceeds $5,000,000.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Officer” shall mean the Chief Executive Officer, the President, the President–Finance Administration, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“opening of business” shall mean 9:00 a.m. (New York City time).

“Optional Conversion Date” shall have the meaning set forth in Section 5(a).

“Optional Conversion Notice” shall have the meaning set forth in Section 5(a).

“Optional Conversion Notice Date” shall have the meaning set forth in Section 5(a).

“Optional Redemption Date” shall have the meaning set forth in Section 6(a)(ii).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(a)(ii).

“Optional Redemption Price” shall have the meaning set forth in Section 6(a)(i).

“Ownership Notice” shall mean the notice of ownership of Capital Stock containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of Capital Stock pursuant to the terms hereof, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Company.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

 “Preferred Board Observer” shall have the meaning set forth in Section 3(f).

“Preferred Committee Observer” shall have the meaning set forth in Section 3(f).

“Preferred Director” shall have the meaning set forth in Section 3(f).

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Pro Rata Repurchases” shall mean any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer directed to all of the holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other tender offer available to substantially all holders of Common Stock, in the case of both of the foregoing clauses (i) and (ii), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of Indebtedness of the Company or any other Person or any other property (including shares of capital stock, other securities or evidences of Indebtedness of a subsidiary), or any combination thereof, effected while the Preferred Stock is outstanding.  The “effective date” of a Pro Rata Repurchase shall mean the date of a purchase with respect to any Pro Rata Repurchase.

“Purchase Agreement” shall mean that certain Series B Preferred Stock Purchase Agreement, dated as of November 14, 2022, by and among the Company and the purchasers set forth therein.

“Redeeming Party” shall have the meaning set forth in Section 7(a).

“Restricted Period Termination Date” shall have the meaning set forth in Section 9(a)(ii)(A).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company.

“Series A Preferred Stock” shall have the meaning set forth in Section 1(a).

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement, dated as of June 18, 2018, by and among the Company, Bernhard Capital Partners Management, LP, a Delaware limited partnership, and certain other parties thereto, and any other persons signatory thereto from time to time, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, acting as the Company’s duly appointed transfer agent, registrar and conversion agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar and conversion agent by the Company.

“Transfer Restricted Securities” shall mean each share of Common Stock received upon conversion of a share of Preferred Stock until (a) such shares of Common Stock shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (b) the resale of such shares of Common Stock under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 5(f)(vi).

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors of the Company (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” per share of Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “CHRA <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

SECTION 3.       Special Rights.

(a)        On any matter presented to the holders of Common Stock for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining shareholders entitled to vote on such matter (at the Conversion Rate then in effect or, if the shares of Preferred Stock are not then convertible, by assuming that such shares of Preferred Stock are convertible at the Conversion Rate then in effect) and (ii) except as provided by the Delaware General Corporation Law, the Certificate of Incorporation or by another provision of this Certificate of Designations, Holders shall vote together with the holders of Common Stock as a single class.

(b)         So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law, the Certificate of Incorporation or this Certificate of Designations, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)          any issuance, authorization or creation of (including by reclassification of currently-issued Equity Interests or otherwise), or any increase by the Company in the issued or authorized amount of, any specific class or series of Parity Stock, Preferred Stock or Senior Stock;

(ii)        any issuance, authorization or creation of, or any increase by any of the Company’s consolidated Subsidiaries of any issued or authorized amount of, any specific class or series of Equity Interests;

(iii)       any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation, the bylaws of the Company or this Certificate of Designations that would adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder;

(iv)         any amendment, modification or alteration of any rights, preferences or privileges of the Preferred Stock or any other duly authorized issued and outstanding Equity Interests of the Company;

(v)          the payment of any dividend on, redemption, repurchase or conversion of any Junior Stock (other than with respect to the  Series A Preferred Stock in accordance with the Certificate of Designations of Series A Preferred Stock); or

(vi)       any agreement, understanding or other arrangement that restricts or would have the effect of restricting the payment of any dividend on, redemption or repurchase of or conversion of the Preferred Stock; provided, however, that the Company may amend, modify, restate, renew, supplement, refund, replace or refinance the CHRA Credit Agreement and any indebtedness thereunder (“CHRA Credit Modification”) without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Preferred Stock only if and to the extent that such CHRA Credit Modification does not augment, increase or otherwise modify in a manner that is adverse to any Holder (or have the effect of augmenting, increasing or modifying in a manner that is adverse to any Holder) the restrictions relating to the payment of any dividend on, redemption or repurchase of or conversion of the Preferred Stock that exist in the CHRA Credit Agreement as of the Issue Date; provided further, that the Company may not, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Preferred Stock, make any CHRA Credit Modification that could, individually or in the aggregate, be expected to be materially adverse to the Holders.

(c)          At any time that a sufficient number of shares of Preferred Stock are outstanding such that the Liquidation Preference of such shares in the aggregate would equal at least $7,500,000, then, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law, the Certificate of Incorporation or this Certificate of Designations, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)          any incurrence of Indebtedness or permitting to exist any lien on any of the Company’s or its Subsidiaries’ assets or properties, other than (A) indebtedness expressly permitted under Section 6.01 of the CHRA Credit Agreement and (B) liens expressly permitted under Section 6.02 of the CHRA Credit Agreement, in each case, in effect on the Issue Date; provided, that the Company shall only be permitted to refinance, and incur corresponding liens in connection with any refinancing of the Obligations (as defined in the CHRA Credit Agreement) and/or any refinancing debt in respect thereof, in each case, with indebtedness (1) the principal amount of which does not exceed the sum of (x) the total outstanding principal amount of such debt being refinanced (including undrawn committed or available amounts, any letter of credit subfacilities and including amounts owing to all creditors under any combined or syndicated credit arrangement), plus (y) any usual and customary accrued and unpaid interest, premium, fees and costs and expenses thereon and (2) that does not contain terms and conditions that are materially adverse to the Preferred Stock or the interests of the Holders relative to the terms and conditions of the indebtedness being refinanced;

(ii)          any material transaction, or agreement to enter into any material transaction, with an Affiliate;

(iii)         any Material Acquisition or Material Disposition except in connection with a sale of all or substantially all of the Company’s assets (whether by sale of the Equity Interests of the Company’s Subsidiaries, or pursuant to a merger or consolidation or other disposition of any such Subsidiaries);

(iv)         any amendment, modification or alteration of, or supplement to the Stockholders’ Agreement in a manner materially adverse to the Holders;

(v)          any voluntary liquidation, dissolution or winding up of the Company or any of its material Subsidiaries;

(vi)        any voluntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Company or any of its Subsidiaries, any appointment of a receiver or trustee for all or substantially all of the assets of the Company or any of its Subsidiaries on a consolidated basis or any assignment for the benefit of a creditor of the Company or any of its Subsidiaries;

(vii)        any material alteration of the principal line or lines of business of the Company or any of its Subsidiaries; or

(viii)     any increase in the number of directors appointed to the Company’s Board of Directors beyond the number set forth in the Certificate of Incorporation or this Certificate of Designations.

(d)          In exercising the voting rights set forth in Section 3(b) and Section 4(c), each share of Preferred Stock shall be entitled to one vote.

(e)        The rules and procedures for calling and conducting any meeting of the Holders (including the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the bylaws of the Company, the Stockholders’ Agreement and applicable law.

(f)         Subject to the other provisions of this Section 3(f), for so long as any shares of Preferred Stock are outstanding, the Holders, acting exclusively and separately as a class, shall have the option and right (but not the obligation), exercisable at any time by delivering a written notice of such designation to the Company, to appoint either (i) a non-voting observer (the “Preferred Board Observer”) to the Board of Directors or (ii) appoint one director to the Board of Directors (the “Preferred Director”).  To the extent the Holders elect to exercise the foregoing right, the Preferred Director or Preferred Board Observer, as applicable, that the Holders choose to appoint shall be elected by Holders of a majority of the issued and outstanding shares of the Preferred Stock at each annual meeting of stockholders of the Company, or by written consent in lieu of a meeting of the Holders of a majority of the issued and outstanding shares of the Preferred Stock, with the Preferred Director (if applicable) serving a term of office expiring at the earliest of the next annual meeting of stockholders of the Company or the death, resignation or removal of such Preferred Director; provided, however, that the Preferred Director shall not be prohibited from serving as a director pursuant to any applicable law (including, without limitation, the Exchange Act, as amended, and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the SEC or any National Securities Exchange on which the Company’s Common Stock is listed or admitted to trading; provided further, that, for the avoidance of doubt, the Holders of a majority of the issued and outstanding shares of the Preferred Stock may at any time change their election to appoint a Preferred Board Observer or Preferred Director upon an annual or special meeting of the Holders duly called for such purpose or pursuant to a written consent of the Holders, and a person shall be appointed as the Preferred Director or Preferred Board Observer, as applicable, by the Holders of a majority of the issued and outstanding shares of the Preferred Stock at such annual or special meeting or pursuant to such written consent, and such change of election shall be effective upon the delivery of a written notice to the Company.  The Company shall take all actions necessary or advisable to effect the Holders’ election regarding a Preferred Board Observer or Preferred Director, as applicable.  Further, the Holders shall have the option and right (but not the obligation) to (x) in the event the Holders elect to have a Preferred Director, have representation on each committee of the Board of Directors to the extent not prohibited by applicable law or rule or regulation of the SEC or any National Securities Exchange on which the Company’s Common Stock is listed or admitted to trading, and (y), to the extent the Holders do not have representation on a committee of the Board of Directors, appoint a non-voting observer (a “Preferred Committee Observer”) to any or all committees of which a Preferred Director is not a member.  At any meeting held for the purpose of electing a Preferred Director, Preferred Board Observer, or to make an election to have a Preferred Board Observer or Preferred Director, the presence in person or by proxy of the Holders of a majority of the outstanding shares of the Preferred Stock shall constitute a quorum for the purpose of such election.  Subject to the other provisions of this Section 3(f), the initial Preferred Director elected by the Holders (if any) shall serve as the Preferred Director until the expiration of his or her term of office or such earlier time as the Holders elect to replace the initial Preferred Director or any successors thereof upon prompt written notice to the Company.  Any Preferred Director may be removed for cause or otherwise by, and only by, the affirmative vote of the Holders holding a majority of the issued and outstanding shares of Preferred Stock, given either at a special meeting of the Holders duly called for that purpose or pursuant to a written consent of the Holders.  In the event of the resignation, death or removal (for cause or otherwise) of any Preferred Director, Preferred Board Observer or Preferred Committee Observer from the Board of Directors or any committee thereof, as applicable, the Holders shall have the continuing right to elect a successor Preferred Director, Preferred Board Observer or Preferred Committee Observer, as applicable, to the Board of Directors or any committee thereof, as applicable, to fill the resulting vacancy on the Board of Directors or any applicable committee thereof.  For the avoidance of doubt, in the event that the Holders elect to appoint a Preferred Director, the total number of authorized directors constituting the Board of Directors shall be increased by such Preferred Director, and at any time that the Holders elect not to have a Preferred Director or remove a Preferred Director without replacement, the total number of authorized directors constituting the Board of Directors shall be reduced accordingly.

(g)         Any member of the BCP Group that is a Holder and each other Holder of Preferred Stock (or Common Stock into which such Preferred Stock has been converted in accordance with Section 5) with an aggregate Liquidation Preference of $2,000,000 or more shall be entitled to receive the following from the Company:

(i)          Within 90 days (or 120 days in the case of the fiscal year containing the Issue Date) after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a report on the annual financial statements by the Corporation’s independent registered public accounting firm and year end bookings and retention, in a manner that complies in all material respects with the requirements specified in such form;

(ii)        Within 45 days after the end of each of each fiscal quarter, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including financial statements prepared in accordance with GAAP and quarterly bookings and retention, in a manner that complies in all material respects with the requirements specified in such form; and

(iii)         Within 60 days following the beginning of each fiscal year, an annual budget in the form customarily prepared by the Company.

SECTION 4.       Liquidation Rights.

(a)          In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary (“Liquidation Event”), each Holder shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company, an amount in cash equal to the Liquidation Event Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b)        Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a Liquidation Event.

(c)         After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(d)        In the event the assets of the Company available for distribution to the Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 5.       Conversion.

(a)        The Holders shall, at all times on and after the first Business Day that is three months after the Issue Date, have the right to convert their shares of Preferred Stock, in whole or in part, into that number of whole shares of Common Stock for each share of Preferred Stock equal, subject to Section 5(j), to the quotient of (i) the Liquidation Preference divided by (ii) the per share Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8 (such quotient, the “Conversion Rate”).  To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 5(a), such Holder shall give written notice (the “Optional Conversion Notice” and the date of such notice, the “Optional Conversion Notice Date”) to the Company stating that such Holder elects to so convert shares of Preferred Stock and shall state therein: (A) the number of shares of Preferred Stock to be converted, (B) the name or names in which such Holder wishes the shares of Common Stock to be issued, (C) the Holder’s computation of the number of shares of Common Stock to be received by such Holder and (D) the Conversion Price on the Optional Conversion Notice Date.  If a Holder validly delivers an Optional Conversion Notice in accordance with this Section 5(a), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but not later than ten Business Days thereafter (the date of issuance of such shares, the “Optional Conversion Date”).

(b)         On or after the first Business Day that is three years after the Issue Date, if the Holders have not elected to convert all of their shares of Preferred Stock pursuant to Section 5(a), the Company shall have the right to provide each of the Holders with a written notice (the “Company Optional Conversion Notice”) giving the Holder the option to choose, in such Holder’s sole discretion, by delivering a writing to the Company within 30 days of receipt of the Company Optional Conversion Notice, to have all (but not less than all) of such Holder’s outstanding shares of Preferred Stock either (i) converted, in whole and not in part, into that number of whole shares of Common Stock for each share of Preferred Stock equal, subject to Section 5(j), to the quotient of (x) the Liquidation Preference divided by (y) the per share Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8 or (ii) redeemed, in whole and not in part, in cash for an amount equal to the Company Redemption Preference; provided, that if the Company does not have sufficient liquidity or is otherwise unable to pay the applicable Company Redemption Preference (including if such redemption would at the time not be compliant with the provisions of the CHRA Credit Agreement and any other agreements governing the Company’s future or existing outstanding Indebtedness) to each Holder electing to have its Preferred Stock redeemed in cash, then all such Holders will continue to hold their Preferred Stock and shall not, for the avoidance of doubt, be required to convert their Preferred Stock into Common Stock.  Notwithstanding the foregoing, the Company may not issue a Company Optional Conversion Notice unless (A) the Average VWAP per share of the Common Stock during a 20 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Company Optional Conversion Notice Date is greater than 120% of the per share Conversion Price then in effect, (B) the Common Stock is then listed on a National Securities Exchange, (C) a registration statement for the re-sale of the Common Stock is then effective and (D) the Company is not then in possession of material non-public information (as determined by Regulation FD promulgated under the Exchange Act).

(c)        To issue a Company Optional Conversion Notice pursuant to Section 5(b), each such written notice shall state therein (A) the number of shares of Preferred Stock to be converted or redeemed at the Holder’s option, (B) the per share Conversion Price and the Company Redemption Preference as of the date of such notice (the “Company Optional Conversion Notice Date”), (C) the Company’s computation of the number of shares of Common Stock to be received by the Holder in the event such Holder elects to convert its Preferred Stock and (D) that the conditions set forth in Section 5(b) have been met as of the Company Optional Conversion Date (inclusive of reasonable supporting documentation in connection therewith).  If the Company validly delivers a Company Optional Conversion Notice in accordance with this Section 5(c), then (x) if a Holder elects to convert its Preferred Stock pursuant to the Company Optional Conversion Notice, then the Company shall issue the shares of Common Stock as soon as reasonably practicable, but not later than ten Business Days after the Holder delivers its election (the date of issuance of such shares, the “Company Optional Conversion Date”) and (y) if a Holder elects for a redemption of its Preferred Stock in cash, then the Company and the Holder shall proceed with the redemption of such Preferred Stock in accordance with the provisions of Sections 6(b) and 6(c).

(d)         Upon conversion, each Holder shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 5(i).

(e)         Immediately prior to the close of business on the Optional Conversion Date or the Company Optional Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Common Stock as a result of Section 5(j), on the Optional Conversion Date or the Company Optional Conversion Date, as applicable, all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except that only the rights of Holders thereof to receive the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8).  As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 8.

(f)          The Conversion Price shall be subject to the following adjustments:

(i)         If the Company pays a dividend (or other distribution) in shares of Common Stock to holders of the Common Stock, in their capacity as holders of Common Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1	=	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.

(ii)         If the Company issues to holders of shares of the Common Stock, in their capacity as holders of Common Stock, rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X
OS0 + Y

where

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur.  In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii)        If the Company subdivides, combines or reclassifies the shares of Common Stock into a greater or lesser number of shares of Common Stock, then the Conversion Price in effect immediately following the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.

(iv)        If the Company distributes to all holders of shares of Common Stock evidences of Indebtedness, shares of Capital Stock (other than Common Stock), cash or other assets (including securities, but excluding any dividend or distribution referred to in clause (i), any rights or warrants referred to in clause (ii) above, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries and any dividend of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0
SP0 - FMV

where

SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of Capital Stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit the Conversion Price shall be adjusted on the fourteenth Trading Day after the effective date of the distribution by dividing the Conversion Price in effect immediately prior to such fourteenth Trading Day by the following fraction:

MP0 + MPS
MP0

MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

MPS	=	the average of the closing sale price of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

(v)         In the case the Company effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (1) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (2) the Market Value per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(vi)        Notwithstanding any other provisions of this Section 5(f), rights or warrants distributed by the Company to holders of Common Stock, in their capacity as holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5(f) (and no adjustment to the Conversion Price under this Section 5(f) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 5(f)(ii).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to a Conversion Price under this Section 5(f) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, such Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, such Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued.  To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing.  In lieu of any such adjustment, the Company may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Trigger Event had not occurred under such applicable stockholder rights plan or agreement.

(g)         If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in any Conversion Price then in effect shall be required by reason of the taking of such record.

(h)        Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(i)        The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j)        In the event that any Holder elects to convert shares of Preferred Stock into shares of Common Stock pursuant to Section 5(a), the sum of (i) the number of shares of Common Stock into which the shares of Preferred Stock can then be converted upon such exercise pursuant this Certificate of Designations and (ii) the number of shares of Common Stock into which the shares of Preferred Stock have already been converted in accordance with this Certificate of Designations shall not exceed the maximum number of shares of Common Stock which the Company may issue under the Certificate of Incorporation or the maximum number of shares of Common Stock which the Company may issue without stockholder approval under applicable law (including, for the avoidance of doubt, the stockholder approval rules of any National Securities Exchange on which the shares of Common Stock are listed).  The Company will use its reasonable best efforts to seek stockholder approval for the issuance of shares of Common Stock upon conversion of the Preferred Stock above the amount that the Company may issue without such stockholder approval pursuant to New York Stock Exchange Rule 312.03(c).

(k)        Any shares of Common Stock delivered pursuant to this Section 5 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any state or federal law), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Certificate of Designations or created by the holders thereof.

(l)         The Company shall use its reasonable best efforts to at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall use its commercially reasonable efforts to take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.  If the Company does not at any time have reserved and available the number of shares of Common Stock described in the preceding sentence, the Company shall pay to the Holders (on a pro rata basis across all Holders based on their respective ownership of Preferred Stock) an amount in cash equal to $50,000 per month (pro-rated for partial months), payable no later than five Business Days after the end of each month until the Company again has reserved and available such number of shares of Common Stock.

SECTION 6.       Optional Redemption.

(a)         Subject to this Section 6(a), at any time, and from time to time, on or after the first Business Day that is 30 months after the Issue Date, each Holder shall have the right, subject to applicable law, to require the Company to redeem the Preferred Stock, in whole or in part, from any source of funds legally available for such purpose.

(i)         Subject to applicable law, the Company shall effect any such redemption pursuant to this Section 6(a) by paying cash for each share of Preferred Stock to be redeemed in an amount equal to the Liquidation Preference (the “Optional Redemption Price”).

(ii)        Any Holder electing to have its Preferred Stock redeemed shall give notice of its election to redeem the Preferred Stock pursuant to this Section 6(a) (“Optional Redemption Notice”) to the Company stating that such Holder elects to so redeem its shares of Preferred Stock and shall state therein: (i) the number of shares of Preferred Stock to be redeemed and (ii) the Optional Redemption Price.  If a Holder validly delivers an Optional Redemption Notice in accordance with this Section 6(a)(ii), the Company shall provide the Holder with information regarding the place where such shares of Preferred Stock in certificated form are to be redeemed and be presented and surrendered for payment of the Optional Redemption Price therefor, which surrender and payment shall take place as soon as reasonably practicable, but not later than ten Business Days after the Company’s receipt of the Optional Redemption Notice (the “Optional Redemption Date”).

(iii)        Notwithstanding anything to the contrary contained in this this Section 6(a), to the extent that an Optional Redemption Notice is delivered and the Company has insufficient funds legally available for the redemption contemplated by such notice prior to the applicable Optional Redemption Date, then the Preferred Stock shall thereafter be entitled to a dividend mutatis mutandis with the terms of the Series A Preferred Stock for all purposes of this Certificate of Designations; provided that the Company shall be entitled to make a Non-Cash Dividend Election mutatis mutandis with the terms of the Series A Preferred Stock; provided further that the Company will have a continuing obligation to use its reasonable best efforts to effect such redemption as soon as reasonably practicable.

(b)         At any time, and from time to time, on or after the first Business Day that is 30 months after the Issue Date, the Company shall have the right, subject to applicable law, to redeem all, but not less than all, of the Preferred Stock then outstanding from any source of funds legally available for such purpose.  Any such redemption shall occur on a date set by the Company in its sole discretion (the “Company Redemption Date”).

(i)        Subject to applicable law, the Company shall effect any such redemption pursuant to this Section 6(b) by paying cash for each share of Preferred Stock to be redeemed in an amount equal to the greater of (A) the Closing Sale Price of the Common Stock on the date of the Company Redemption Notice multiplied by the amount of Common Stock such Holder would be entitled to receive if such Holder’s Preferred Stock were converted into Common Stock on the date of the Company Redemption Notice and (B) the Liquidation Preference (the amount calculated pursuant to clause (B), the “Company Redemption Preference”, and the greater of the amount calculated pursuant to clause (A) and clause (B), the “Company Redemption Price”).

(ii)         The Company shall give notice of its election to redeem the Preferred Stock pursuant to this Section 6(b) not less than 30 days and not more than 60 days before the Company Redemption Date to the Holders of Preferred Stock as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein.  Such notice (the “Company Redemption Notice”) shall state: (w) the Company Redemption Date, (x) the number of shares of Preferred Stock to be redeemed from such Holder, (y) the Company Redemption Price and (z) the place where any shares of Preferred Stock in certificated form are to be redeemed and be presented and surrendered for payment of the applicable Company Redemption Price therefor, which surrender and payment shall take place on the Company Redemption Date.

(c)         If the Holder gives an Optional Redemption Notice or the Company gives a Company Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such Optional Redemption Notice or Company Redemption Notice, as applicable, shall have been given, no later than the open of business on the Optional Redemption Date or the Company Redemption Date, as applicable, and the Company shall give the Paying Agent irrevocable instructions and authority to pay the applicable Optional Redemption Price or the Company Redemption Price, as applicable, to the Holders to be redeemed upon surrender or deemed surrender of the Preferred Stock in certificated form therefor as set forth in the Optional Redemption Notice or the Company Redemption Notice, as applicable.  The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Optional Redemption Price or the Company Redemption Price, as applicable, of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income.  Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Preferred Stock, that remain unclaimed or unpaid after two years after the Optional Redemption Date or the Company Redemption Date, as applicable, or any other payment date, shall be, to the extent permitted by applicable law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company.  Notwithstanding any Optional Redemption Notice or Company Redemption Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds sufficient to pay the full Optional Redemption Price or Company Redemption Price, as applicable, of such shares shall have been deposited by the Company with the Paying Agent.

(d)         Any redemption or dividend (other than a dividend payable in kind) by the Company pursuant to this Section 6 shall be subject to compliance with the provisions of the CHRA Credit Agreement and any other agreements governing the Company’s future or existing outstanding indebtedness.

SECTION 7.       Change of Control.

(a)        In the event of a Change of Control, the Company or a third party with the prior written consent of the Company (such party, as applicable, the “Redeeming Party”) shall, in compliance with applicable law, make an offer to redeem all of the outstanding Preferred Stock in accordance with the provisions of this Section 7.  Any such redemption accepted by a Holder shall occur on a date set by the Redeeming Party in its sole discretion, but no later than five Business Days after consummation of the Change of Control (the “Change of Control Redemption Date”).  Notwithstanding anything to the contrary, the Change of Control Redemption Date may be on the date of the Change of Control, and any redemption pursuant to this Section 7 may be made simultaneously with the Change of Control. The Holders acknowledge and agree that, as long as the CHRA Credit Agreement contains terms restricting the ability of the Company to redeem the Preferred Stock in cash upon a Change of Control and such terms are not waived by the applicable lenders thereunder, the loans and other loan obligations that are accrued and payable under the CHRA Credit Agreement will be repaid (and any commitments and any outstanding letters of credit thereunder will be terminated) prior to such redemption of the Preferred Stock.  For the avoidance of doubt, the preceding sentence shall not be deemed to be a waiver by any Holder of its right to receive from the Company and/or its successor the cash associated with such redemption.

(b)         Subject to applicable law, the Redeeming Party shall effect any such redemption pursuant to this Section 7 by paying cash for each share of Preferred Stock to be redeemed in an amount equal to the Company Redemption Price for such share of Preferred Stock on such Change of Control Redemption Date (such product, the “Change of Control Redemption Price”).

(c)         The Redeeming Party shall give notice of such redemption not less than 15 days and not more than 60 days before the scheduled Change of Control Redemption Date, to the Holders as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein.  Such notice (the “Change of Control Redemption Notice”) shall state: (i) the Change of Control Redemption Date, (ii) the Change of Control Redemption Price and (iii) the place where any shares of Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Change of Control Redemption Price therefor.  The Redeeming Party shall give the Change of Control Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Change of Control Redemption Notice.

(d)        If the Redeeming Party gives a Change of Control Redemption Notice, the Redeeming Party shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such Change of Control Redemption Notice shall have been given, no later than the open of business on the Change of Control Redemption Date, and the Redeeming Party shall give the Paying Agent irrevocable instructions and authority to pay the applicable Change of Control Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Preferred Stock in certificated form therefor as set forth in the Change of Control Redemption Notice.

SECTION 8.       No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory.  Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, round up to the next whole share the number of shares of Common Stock to be issued to any particular Holder upon conversion.

SECTION 9.       Uncertificated Shares; Certificated Shares.

(a)          Uncertificated Shares.

(i)          Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)          Transfer.

(A)        Prior to the one year anniversary of the Issue Date (such date, the “Restricted Period Termination Date”), without the prior consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), no Holder may transfer any Preferred Stock or any Common Stock into which such Preferred Stock has been converted pursuant to Section 5 other than (1) to an Affiliate of such Holder, (2) transfers consisting of distributions of such shares to such Holders’ affiliated investors, (3) pursuant to a tender or exchange offer from the Company, a merger or consolidation of the Company with or into another Person or a recapitalization of the Company, (4) as result of the commencement of voluntary or involuntary bankruptcy or liquidation proceedings by or against the Company or any of its Subsidiaries or (5) in connection with a Change of Control transaction.  Following the Restricted Period Termination Date, the Preferred Stock and the Common Stock into which such Preferred Stock has been converted pursuant to Section 5 shall be unrestricted and freely transferable, subject to applicable securities laws and regulations binding upon such Holder or transfer.  Notwithstanding the foregoing and anything to the contrary, each Holder may at any time make a bona fide pledge of any or all of its Preferred Stock or Common Stock into which such Preferred Stock has been converted pursuant to Section 5 in connection with a bona fide loan or other extension of credit, and any foreclosure by any pledged under such loan or extension of credit on any such pledged securities (or any sale thereof) shall not be considered a violation of this Section 9(a)(ii)(A) and the transfer of the Preferred Stock or Common Stock into which such Preferred Stock has been converted pursuant to Section 5 by a pledgee who has foreclosed on such loan or extension of credit shall not be considered a violation or breach of this Section 9(a)(ii)(A).

(B)        Transfers of Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.  The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii)       Legends.  Each Ownership Notice issued with respect to a share of Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHARAH SOLUTIONS, INC.  (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(b)          Certificated Shares.

(i)         Form and Dating.  When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations.  The Preferred Stock certificate may have notations, legends or endorsements required by applicable law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company.  Each Preferred Stock certificate shall be dated the date of its authentication.

(ii)          Execution and Authentication.  Two Officers shall sign each Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate.  The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company.  Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock.  Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so.  Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent.  An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii)        Transfer and Exchange.  When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A)        shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)         is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1)         if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2)        if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 10(b)(iv).

(iv)         Legends.

(A)        Each certificate evidencing Certificated Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHARAH SOLUTIONS, INC.  (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(B)         Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v)         Replacement Certificates.  If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi)          Cancellation.  In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.  The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company.  The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(c)          Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i)          To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock as required pursuant to the provisions of this Section 9.

(ii)          All shares of Preferred Stock, whether or not Certificated Preferred Stock, issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(iii)          Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv)        No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.  Notwithstanding the foregoing, the Company shall not be required to pay any tax or other governmental charge that may be payable in respect of any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof in a name other than that of the Holders of such shares of Preferred Stock or Common Stock issued upon the conversion thereof, and the Person or Persons requesting the issuance thereof shall be required to pay to the Company the amount of such tax or governmental charge or shall have established to the satisfaction of the Company that such tax or governmental charge has been paid.

(d)         No Obligation of the Transfer Agent.  The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 10.     Other Provisions.

(a)          With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders).  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)        Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c)          The shares of Preferred Stock shall be issuable only in whole shares.

(d)        All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid.  Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)        Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.  All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f)          Notwithstanding anything to the contrary, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

(g)         Except as set forth in Section 3(b)(ii), the Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Company of any class.

(h)         The Company shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 14th day of November, 2022.

CHARAH SOLUTIONS, INC.

By:	/s/ Jonathan Batarseh
Name: Jonathan Batarseh
Its: President and Chief Executive Officer

Attest:	/s/ Steve Brehm
Steve Brehm
Vice President of Legal Affairs and Corporate Secretary

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHARAH SOLUTIONS, INC.  (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	[	]	Shares of
[	]	Series B Preferred Stock

Series B Preferred Stock
of
CHARAH SOLUTIONS, INC.

CHARAH SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby certifies that [________] (the “Holder”) is the registered owner of [          ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series B Preferred Stock (the “Preferred Stock”).  The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated November 14, 2022, as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations.  The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this [●] day of November, 2022.

CHARAH SOLUTIONS, INC.

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: _____________________

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Transfer Agent,

By:
Name:
Title:

REVERSE OF SECURITY

The shares of Preferred Stock shall be convertible into the Company’s Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The shares of Preferred Stock may be redeemed by the Company upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate) Signature Guarantee: ________________1

[1]
Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B
OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHARAH SOLUTIONS, INC.  (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter.  Any such request should be directed to the Secretary of the Company.

B-1

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Exchange Act or an exemption from the registration requirements of the Exchange Act.

Dated: ______________________

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Transfer Agent,

By:
Name:
Title:

B-2

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series B Preferred Stock (the “Preferred Stock”) of Charah Solutions, Inc. (the “Company”)

This Certificate relates to shares of Preferred Stock held by (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company;

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐
such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

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